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                                                                       Exh. 5(B)


                                                                 212-859-8185
July 8, 1998                                                (FAX: 212-859-8587)

Insilco Corporation
425 Metro Place North
Fifth Floor
Dublin, Ohio 43017

Ladies and Gentlemen:

     We are acting as special counsel to Insilco Corporation, a Delaware corporation ("Insilco"), in connection with the Registration Statement on Form S-4 (No. 333-51145), as amended (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of Common Stock, $0.001 par value ("ExistingSub Shares"), of Insilco Holding Co. ("ExistingSub"), a Delaware corporation. The ExistingSub Shares are the shares into which the shares of common stock, par value $0.001 per share, of Insilco will be converted in a reorganization merger pursuant to
Section 251(a) of the Delaware General Corporation Law (the "Reorganization Merger"). Promptly following the Reorganization Merger, Silkworm Acquisition Corporation, a Delaware corporation ("MergerSub"), will merge with and into ExistingSub (the "Merger"), with ExistingSub continuing as the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, each ExistingSub Share will be converted into the right to (i) receive cash and (ii) retain 0.03378 share of common stock, par value $0.001 per share, of the Surviving Corporation ("Surviving Corporation Shares").

     We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than Insilco, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of Insilco, and others.

     Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that, if such Surviving Corporation Shares are issued as described in the Registration Statement, then, upon such issuance, the Surviving Corporation Shares to be retained by stockholders of Insilco in connection with the Merger will be validly issued, fully paid and nonassessable.

     This opinion is limited to Delaware corporate law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement as having passed upon the validity of such Surviving Corporation Shares. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,

                                        Fried, Frank, Harris, Shriver & Jacobson



                                        By:  /s/  Aviva Diamant
                                        _________________________

                                            Aviva Diamant